Exhibit 99.1

Blue Apron Holdings, Inc. Reports Third Quarter 2021 Results

Key Highlights:

●	Net revenue for the third quarter 2021 decreased approximately 2% year over year to $109.7 million and increased approximately 10% compared to net revenue in the pre-pandemic third quarter of 2019.
●	Continued year over year growth in Average Order Value, which increased over 6% to $62.30, reflecting the benefit of the company’s growth strategy. Average Order Value, Orders per Customer and Average Revenue per Customer all showed strong growth compared to the pre-pandemic third quarter of 2019, despite modest declines in those metrics from a year ago as seasonality returned.
●	Third quarter 2021 net loss was $27.6 million, inclusive of a non-cash charge of approximately $6.4 million related to the change in fair value of the warrant obligation issued to the company’s lenders. Adjusted EBITDA was a loss of $11.7 million.
●	Subsequent to the third quarter, strengthened balance sheet and significantly improved financial flexibility by completing an equity capital raise with gross proceeds of $78.0 million.
●	Plans to use a portion of the net proceeds from the capital raise to significantly increase investments in marketing initiatives in 2022, primarily to drive new customer growth which is expected to result in at least mid-teens percentage year over year net revenue growth.
●	Announced plans for expanded Environmental, Social and Governance (ESG) initiatives.

New York, NY – November 9, 2021 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter ended September 30, 2021.

“Our focus on providing increased variety and flexibility to our customers through the continued roll out of product innovations, including Heat & Eat, our first-ever prepared, single-serving meal, has proven to be successful, as evident in the growth of our Average Order Value (AOV) to a third quarter record of $62.30. We are encouraged by 2021 third quarter net revenue of $109.7 million, which marked a more than 10% increase compared to the third quarter of 2019, which we accomplished despite the return to more normal seasonality experienced in Q3, as well as external challenges related to higher labor, food and logistics costs. We also maintained a strong rate of five orders per customer in the quarter, even as travel was cited by customers as the greatest driver of cycle skips in the third quarter and at the highest level since we started tracking the data,” said Linda Findley, Blue Apron’s President and Chief Executive Officer. “Blue Apron’s attractive customer subscription business model combined with an e-commerce go-to-market strategy positions us to build on the strength of our key customer metrics in order to grow consistently. Customers are now ordering from us over 20 times a year on average and are increasingly adding a broader variety of products to each order. Our focus on leveraging product innovation and flexibility to attract, engage and retain higher-value customers has established a foundation for sustainable strength in our key customer metrics.”

“In the 2021 third quarter, we also announced a $78.0 million equity capital raise, which was completed last week. This provides us with capital to continue to invest in our growth strategies, including further strengthening our market position in 2022 and beyond. Throughout the fourth quarter, we are preparing Blue Apron for a series of aggressive marketing initiatives next year, including spend in new customer acquisition channels. Our marketing investments are primarily focused on accelerating new customer growth in 2022 from our total addressable market, which we have identified as approximately 55 million U.S. households based on our key demographics. We remain focused on expanding our customer base and the ongoing execution of our growth strategies with the goal of driving at least mid-teens percentage year-over-year net revenue growth in 2022. We expect the benefits of scale resulting from increases in customers and net revenue, combined with our capex-light business model, will over the long-term drive additional liquidity which we can deploy to deliver consistent improvements in our offerings and results and grow shareholder value.”

Key Customer Metrics

Key customer metrics in the chart below reflect the company’s product initiatives, and targeted marketing investments as well as, to some degree, the benefit of changes in consumer behavior related to the pandemic in the third quarter of 2020, the return of the impact of more normal seasonality on our business in the third quarter of 2021, the negative impact of an onion recall in the third quarter 2020 and other operating trends.

	Three Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2019
Orders (in thousands)	1,760	1,977	1,917	1,726
Customers (in thousands)	350	375	357	386
Average Order Value	$62.30	$62.72	$58.56	$57.60
Orders per Customer	5.0	5.3	5.4	4.5
Average Revenue per Customer	$313	$330	$314	$258

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Third Quarter 2021 Financial Results

●	Net revenue in the third quarter of 2021 decreased approximately 2% year over year to $109.7 million as the year-ago quarter reflected heightened demand from the various pandemic restrictions that continued to be in effect to varying levels across the United States. The decrease in net revenue was primarily due to a decrease in Orders and Customers, partially offset by an increase in Average Order Value reflecting the continued execution of the company’s growth strategy, including through product innovation. Third quarter 2020 net revenue was negatively impacted by approximately $2.0 million of credits issued for customer boxes affected by a voluntary recall of onions supplied to the company.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, increased 50 basis points year over year from 66.4% to 66.9% largely driven by an increase in food and shipping costs due to price increases, the increased use of premium ingredients related to enhanced product offerings to provide product variety and additional choice for customers, as well as fuel surcharges, partially offset by a decrease in labor costs as temporary wage increases that were put in place last year in response to the pandemic were not repeated in the third quarter of 2021.
●	Marketing expenses were $14.9 million, or 13.5% of net revenue, in the third quarter of 2021, compared to $10.9 million, or 9.7% of net revenue, in the third quarter of 2020, as the company had moderated marketing efforts in 2020 to help manage fulfillment center capacity.
●	Product, technology, general and administrative (PTG&A) costs increased approximately 5% year over year from $33.7 million in the third quarter of 2020 to $35.2 million in the third quarter of 2021 primarily reflecting wage increases and certain headcount increases to support the company’s growth strategy and execution on key business initiatives. As a percentage of net revenue, PTG&A increased 210 basis points year over year from 30.0% to 32.1%.

●	Other income (expense), net was approximately $(6.4) million driven by a non-cash fair value adjustment resulting from the company’s obligation under the May 2021 amendment to the company’s financing agreement to issue warrants to its lenders on a quarterly basis, beginning on July 1, 2021, so long as the debt remains outstanding.
●	Net loss was $27.6 million, and diluted loss per share was $1.17, in the third quarter of 2021 based on 23.7 million weighted-average common shares outstanding, compared to net loss of $15.3 million, and diluted loss per share of $0.96, in the third quarter of 2020 based on 15.9 million weighted-average common shares outstanding.
●	Adjusted EBITDA was a loss of $11.7 million in the third quarter of 2021, compared to Adjusted EBITDA loss of $4.7 million in the third quarter of 2020.

Balance Sheet and ESG Initiatives

●	Cash and cash equivalents were $35.3 million as of September 30, 2021.
●	Cash used in operating activities totaled $16.5 million for the third quarter of 2021 compared to cash used of $7.1 million in the third quarter of the prior-year period reflecting working capital changes and increased net loss. Capital expenditures totaled $1.1 million for the third quarter of 2021 compared to $1.9 million in the third quarter of 2020.
●	Free cash flow was $(17.6) million for the third quarter of 2021 compared to $(9.1) million in the third quarter of 2020 driven mainly by lower operating cash flow, partially offset by lower capital expenditures.
●	On September 15, 2021, the company entered into a purchase agreement with RJB Partners LLC, an affiliate of Joseph N. Sanberg, an existing stockholder, and Matthew B. Salzberg, the company’s co-founder, under which the company engaged in an equity capital raise for aggregate gross proceeds of $78.0 million, without giving effect to the receipt of any exercise price of any warrants issued in the transactions. The equity capital raise included a $45.0 million rights offering fully backstopped by RJB Partners LLC, a private placement with the backstop provider for gross proceeds of $30.0 million and private placement with Mr. Salzberg for gross proceeds of $3.0 million.
o	The Salzberg private placement closed on September 15, 2021, resulting in $2.8 million of proceeds, net of issuance costs.
o	The fully backstopped rights offering and the private placement with RJB Partners LLC closed on November 4, 2021, resulting in approximately $70.5 million of proceeds, net of issuance costs.
o	The company plans to use the net proceeds of the equity capital raise for working capital and general corporate purposes, including to accelerate its growth strategy to drive revenue and customer growth, expand its ESG initiatives including achieving carbon neutrality targets by early 2022 through the purchase of carbon offsets and to increase wages, benefits, and training for its hourly employees.

2021/2022 Outlook

Blue Apron today provided an outlook for certain financial metrics, reflecting assumptions regarding the business, including the consistent benefit to our business of the execution and acceleration of the company’s strategic growth initiatives, including the impact of the planned use of proceeds from the capital raise to increase investments in marketing and technology initiatives, as well as making operational improvements. The following guidance also assumes that the company will not experience any unforeseen significant disruptions in its fulfillment operations or supply chain.

With the benefit of the recently completed capital raise, Blue Apron expects to augment its focus on the expansion of its key customer metrics with an increased focus on customer growth. As such, the company intends to accelerate its marketing investments in the fourth quarter of 2021 and plans to support these higher marketing investments with additional promotional discounts for new customer acquisition and reactivation programs. As a result, Blue Apron now expects to deliver single digit revenue growth for full year 2021 compared to full year 2020 as these new marketing investments are intended to impact growth starting in 2022.

Looking ahead, the company expects to deliver net revenue growth for full year 2022 of at least in the mid-teens percentage range compared with full year 2021. The planned acceleration of the company’s growth strategy through increased marketing spend is designed to drive revenue and customer growth which, together with the increased spend to meet the announced ESG initiative goals and the increases in hourly wage rates, Blue Apron does not expect to achieve adjusted EBITDA profitability in 2022.

Conference Call and Webcast

Blue Apron will hold a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its third quarter 2021 results and business outlook. The conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506; the conference ID is 8462719. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Tuesday, November 16, 2021 by dialing (877) 344-7529 or (412) 317-0088, utilizing the replay access code 1016135.

About Blue Apron

Blue Apron’s vision is “better living through better food.” Launched in 2012, Blue Apron offers fresh, chef-designed recipes that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," “forecasts,” "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company’s ability, including the timing and extent, to successfully support the acceleration and execution of its growth strategy (including the ability to successfully increase marketing and technology improvements on the company’s planned timeline), cost-effectively attract new customers and retain existing customers, including its ability to sustain any increase in demand resulting from both its growth strategy and the COVID-19 (coronavirus) pandemic, and its ability to continue to expand direct-to-consumer product offerings, and to execute operational efficiency practices; its expectations regarding its expenses and net revenue and its ability to grow adjusted EBITDA and to achieve or maintain profitability; changes in consumer behaviors that could lead to declines in demand, including as the COVID-19 pandemic’s impact on consumer behaviors such as travel and dining out, continues to taper; its ability to attract and retain qualified employees and personnel in sufficient numbers, both generally and in light of ongoing nationwide labor shortages; its expectations regarding, and the stability of, its supply chain, including potential shortages, interruptions and/or increased costs in the supply or delivery of ingredients, and parcel and freight carrier interruptions or delays and/or higher freight or fuel costs, as a result of the COVID-19 pandemic or otherwise; its ability to effectively compete; its ability to maintain and grow the value of its brand and reputation; its ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; general changes in consumer tastes and preferences or in consumer spending, including as a result of inflation or other negative economic factors, whether as a result of the COVID-19 pandemic or otherwise; any material and adverse impact of the COVID-19 pandemic on its operations and results, such as the need to cancel or shift customer orders, whether as a result of challenges in employee recruiting and retention, any prolonged closures, or series of temporary closures, of one or both of its fulfillment centers, or supply chain or carrier interruptions or delays; its ability, including the timing and extent, to sufficiently manage costs and to fund investments in its operations in amounts necessary to maintain compliance with financial and other covenants under its indebtedness while continuing to support the execution and acceleration of its growth strategy; its ability to comply with modified or new laws and regulations applying to its business or the impact that such compliance may have on its business; its ability to achieve its environmental, sustainability and corporate governance goals and to adopt its planned corporate governance reforms, in the anticipated timeframe or at all; its vulnerability to adverse weather conditions, natural disasters, and public health crises, including pandemics; its ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 6, 2021, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on August 3, 2021, the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 to be filed with the SEC, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes other operating expense, as other operating expense represents non-cash impairment charges on long-lived assets, a non-cash gain, net of termination fee, on lease termination, and restructuring costs;
●	adjusted EBITDA excludes loss on extinguishment of debt as this represents a non-cash charge;
●	adjusted EBITDA does not reflect other (income) expense net, as this represents changes in the fair value of the liability-classified warrant obligation as of each reporting period;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

Use of Key Customer Metrics

This press release includes various key customer metrics that the company uses to evaluate our business and operations, measure its performance, identify trends affecting its business, project its future performance, and make strategic decisions. You should read these metrics in conjunction with the company’s financial statements. The company e defines and determines its key customer metrics as follows:

Orders

The company defines Orders as the number of paid orders by Customers across the company’s meal, wine and market products sold on its e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

The company determines its r number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across the company’s meal, wine or market products sold on its e-commerce platforms in a given reporting period.

Average Order Value

The company defines Average Order Value as the company’s net revenue from its meal, wine and market products sold on its e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

The company defines Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

The company defines Average Revenue per Customer as the company’s net revenue from its meal, wine and market products sold on the company’s e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

Investor Contact

investor.relations@blueapron.com

Joseph Jaffoni, Richard Land, James Leahy

JCIR

aprn@jcir.com or 212-835-8500

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,282	$44,122
Accounts receivable, net	146	116
Inventories, net	23,257	18,185
Prepaid expenses and other current assets	12,624	23,651
Total current assets	71,309	86,074
Property and equipment, net	112,656	125,208
Other noncurrent assets	4,063	4,053
TOTAL ASSETS	$188,028	$215,335
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,572	$23,691
Accrued expenses and other current liabilities	24,948	41,632
Current portion of long-term debt	3,500	3,500
Deferred revenue	5,345	6,269
Warrant obligation	7,003	—
Total current liabilities	77,368	75,092
Long-term debt	26,487	28,747
Facility financing obligation	35,913	35,957
Other noncurrent liabilities	14,289	11,564
TOTAL LIABILITIES	154,057	151,360
TOTAL STOCKHOLDERS’ EQUITY	33,971	63,975
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$188,028	$215,335

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net revenue	$109,654	$112,253	$363,370	$345,150
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	73,397	74,499	232,574	213,005
Marketing	14,852	10,862	51,108	37,455
Product, technology, general and administrative	35,237	33,687	108,590	100,397
Depreciation and amortization	5,507	5,871	16,739	18,799
Other operating expense	—	1,100	—	4,567
Total operating expenses	128,993	126,019	409,011	374,223
Income (loss) from operations	(19,339)	(13,766)	(45,641)	(29,073)
Gain (loss) on extinguishment of debt	—	—	(4,089)	—
Interest income (expense), net	(1,864)	(1,482)	(6,303)	(5,178)
Other income (expense), net	(6,432)	—	(5,884)	—
Income (loss) before income taxes	(27,635)	(15,248)	(61,917)	(34,251)
Benefit (provision) for income taxes	(1)	(14)	(27)	(42)
Net income (loss)	$(27,636)	$(15,262)	$(61,944)	$(34,293)

Net income (loss) per share - basic	$(1.17)	$(0.96)	$(3.07)	$(2.41)
Net income (loss) per share - diluted	$(1.17)	$(0.96)	$(3.07)	$(2.41)
Weighted-average shares outstanding - basic	23,709,639	15,861,948	20,196,442	14,206,273
Weighted-average shares outstanding - diluted	23,709,639	15,861,948	20,196,442	14,206,273

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(61,944)	$(34,293)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	16,739	18,799
Loss (gain) on disposal of property and equipment	(1,025)	—
Loss (gain) on build-to-suit accounting derecognition	—	(4,936)
Loss on impairment	—	7,662
Loss on extinguishment of debt	4,089	—
Change in fair value of warrant obligation	5,884	—
Changes in reserves and allowances	49	(235)
Share-based compensation	7,631	6,338
Non-cash interest expense	1,092	546
Changes in operating assets and liabilities:	89	2,067
Net cash from (used in) operating activities	(27,396)	(4,052)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,084)	(4,777)
Proceeds from sale of property and equipment	1,356	165
Net cash from (used in) investing activities	(2,728)	(4,612)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of offering costs	21,144	32,867
Proceeds from the Salzberg Private Placement, net of issuance costs	2,799	—
Receipt of funds held in escrow	5,000	—
Release of funds held in escrow	(5,000)
Repayments of debt	(2,625)	(10,846)
Payments of debt issuance costs	(214)	—
Proceeds from exercise of stock options	—	477
Principal payments on capital lease obligations	(101)	(166)
Net cash from (used in) financing activities	21,003	22,332
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(9,121)	13,668
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	45,842	46,443
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$36,721	$60,111

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(27,636)	$(18,587)	$(15,262)
Share-based compensation	2,166	3,146	2,089
Depreciation and amortization	5,507	5,612	5,871
Other operating expense	—	—	1,100
Gain (loss) on extinguishment of debt	—	4,089	—
Interest (income) expense, net	1,864	2,731	1,482
Other (income) expense, net	6,432	(548)	—
Provision (benefit) for income taxes	1	10	14
Adjusted EBITDA	$(11,666)	$(3,547)	$(4,706)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(16,518)	$(7,121)	$(27,396)	$(4,052)
Purchases of property and equipment	(1,075)	(1,937)	(4,084)	(4,777)
Free cash flow	$(17,593)	$(9,058)	$(31,480)	$(8,829)